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                         ENGINEERING ANIMATION, INC.
                   NON-QUALIFIED STOCK OPTION AGREEMENT


This Non-Qualified Stock Option ("Option") amends and replaces one certain stock option dated April 25, 1992 between Keith Crandell and Engineering Animation, Inc. The purpose of this Option is to give effect to a stock dividend declared by the Board of Directors on June 9, 1994 and to make other minor clarifications of the original Option. This amended Option grants the right to purchase a total of 23,616 shares of common stock of Engineering Animation, Inc., an Iowa Corporation, (the "Company") to Keith Crandell, (the "Participant") at a price of $.0025 per share and replaces the April 25, 1992, stock option.

EXERCISE OF OPTION. This Option shall be exercisable at any time on or prior to December 31, 2002.

METHOD OF EXERCISE. This Option shall be exercisable by a written notice to the Company at its principal office in Ames, Iowa which shall state the election to exercise the Option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of stock is to be registered, the person's address and social security number, such representations and agreements as required by Company's counsel, and payment of the purchase price of any shares with respect to which the Option is being exercised.

RESTRICTIONS TO COMPLY WITH SECURITIES LAWS. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable Federal or State securities or other law or valid regulation. As a condition to the exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation or other restriction or agreement binding upon or otherwise affecting the shares to the Company.

NON-TRANSFERABILITY OF OPTION. This Option may not be transferred by the Participant in any manner otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or the Employee Retirement Income Security Act and may be exercised during the lifetime of the Participant only by him or her or by his or her guardian or legal representative. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

ADJUSTMENTS. This Option shall be adjusted as follows:

     (a) The number of shares of Common Stock subject to this Option and the exercise price for this Option may be appropriately adjusted, as the Company may determine, for any increase or decrease in the number of shares of issued Common Stock of the Company resulting from a subdivision or consolidation of shares whether through reorganization, payment of a share dividend or other increase or




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           decrease in the number of such shares outstanding effected without receipt of consideration by the Company, distribution of assets to shareholders, or the assumption and conversion of outstanding Options in an acquisition of the Company.

     (b) Subject to any required action by the stockholders, if the Company shall be a party to a transaction involving a sale of substantially all its assets, a merger or a consolidation, this Option shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Option would have been entitled if the Participant actually owned the stock subject to the Option immediately prior to the time any such transaction became effective; provided, however, that this Option may be canceled by the Company as of the effective date of any such transaction by giving notice to the Participant of its intention to do so and by permitting the exercise, during the 30-day period preceding the effective date of such transaction, of this Option.

AMENDMENT AND WAIVER. This Agreement shall not be altered, amended, or supplemented except by written instruments signed by the parties hereto.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

NOTICES. All communications provided for herein shall be hand delivered or sent by registered mail, return receipt requested, to the Company at its Ames office address or to Keith Crandell at 610 South Scough, Hinsdale, Illinois 60521.

HEADINGS. The headings used herein are solely for the convenience of the parties and shall not serve to modify or interpret the text of the sections which they precede.

Dated this ______ day of November, 1995.


COMPANY                                       PARTICIPANT

ENGINEERING ANIMATION, INC.                   KEITH CRANDELL


By: /s/ Matthew Rizai                            By: /s/ Keith Crandell 12/11/95
    -----------------------------               -------------------------------
    Matthew Rizai, CEO & President               Keith Crandell